Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Judith T. Murphy
Media	Investors/Analysts
(612) 303-3167	(612) 303-0783

U.S. BANCORP REPORTS 28 PERCENT INCREASE IN NET INCOME FOR THE FIRST

QUARTER OF 2012

Year-over-Year Results Driven by a 9 Percent Increase in Total Net Revenue and Lower Credit Costs

Returned 66 percent of First Quarter Earnings to Shareholders

MINNEAPOLIS, April 17, 2012 — U.S. Bancorp (NYSE: USB) today reported net income of $1,338 million for the first quarter of 2012, or $.67 per diluted common share. Earnings for the first quarter of 2012 were driven by year-over-year growth in total net revenue and a lower provision for credit losses. Highlights for the first quarter of 2012 included:

➢ Strong new lending activity of $56.0 billion during the first quarter, including:

•	$28.9 billion of new and renewed commercial and commercial real estate commitments

•	$2.0 billion of lines related to new credit card accounts

•	$25.1 billion of mortgage and other retail originations

➢ Growth in average total loans of 6.4 percent over the first quarter of 2011 (8.7 percent excluding covered loans)

•	Growth in average total loans of 1.5 percent on a linked quarter basis (1.9 percent excluding covered loans)

•	Growth in average total commercial loans of 17.3 percent over the first quarter of 2011 and 3.4 percent over the fourth quarter of 2011

•	Growth in quarterly average commercial and commercial real estate commitments of 25.7 percent year-over-year and 5.1 percent over the prior quarter

➢ Significant growth in average deposits of 11.7 percent over the first quarter of 2011, including:

•	Growth in average noninterest-bearing deposits of 43.9 percent

•	Growth in average total savings deposits of 7.6 percent

•	Growth in average total deposits of 2.2 percent on a linked quarter basis

➢ Total net revenue growth of 9.1 percent over the first quarter of 2011

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

➢ Net interest income growth of 7.3 percent over the first quarter of 2011 (.6 percent linked quarter)

•	Average earning assets growth of 9.5 percent year-over-year

•	Average earning assets growth of 1.7 percent on a linked quarter basis

•	Continued strong growth in lower cost core deposit funding

•	Net interest margin of 3.60 percent for the first quarter of 2012, compared with 3.69 percent for the first quarter of 2011, and 3.60 percent for the fourth quarter of 2011

➢ Year-over-year growth in fee-based revenue, driven by:

•	Higher mortgage banking revenue

•	Higher merchant processing services revenue (12.0 percent)

•	Higher commercial products revenue (10.5 percent)

•	Higher deposit service charges (7.0 percent)

➢ Positive operating leverage on a linked quarter basis

➢ Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis.

Provision for credit losses was $90 million less than net charge-offs.

•	Net charge-offs declined 8.2 percent from the fourth quarter of 2011

•	Early and late stage loan delinquencies as a percentage of ending loan balances declined in a majority of loan categories

•	Nonperforming assets (excluding covered assets) decreased 5.9 percent from the fourth quarter of 2011 (8.5 percent including covered assets)

•	Allowance to nonperforming assets (excluding covered assets) was 199 percent at March 31, 2012, compared with 191 percent at December 31, 2011, and 154 percent at March 31, 2011

•	Allowance to period-end loans (excluding covered loans) was 2.44 percent at March 31, 2012, compared with 2.52 percent at December 31, 2011, and 2.97 percent at March 31, 2011

➢ Capital generation continues to fortify capital position; ratios at March 31, 2012 were:

•	Tier 1 capital ratio of 10.9 percent

•	Total risk based capital ratio of 13.3 percent

•	Tier 1 common equity to risk-weighted assets ratio of 8.7 percent

•	Tier 1 common equity ratio of 8.4 percent using anticipated Basel III guidelines as if fully implemented

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

➢ Increased dividend and share repurchase authorization announced March 13th

•	Annual dividend raised from $.50 to $.78, a 56 percent increase

•	Share repurchase authorization of 100 million shares through March 2013

•	Repurchased 16 million shares of common stock during the first quarter

•	Returned 66 percent of first quarter earnings to shareholders through dividends and buybacks

EARNINGS SUMMARY					Table 1

($ in millions, except per-share data)	1Q 2012	4Q 2011	1Q 2011	Percent Change 1Q12 vs 4Q11	Percent Change 1Q12 vs 1Q11
Net income attributable to U.S. Bancorp	$1,338	$1,350	$1,046	(.9)	27.9
Diluted earnings per common share	$.67	$.69	$.52	(2.9)	28.8

Return on average assets (%)	1.60	1.62	1.38
Return on average common equity (%)	16.2	16.8	14.5
Net interest margin (%)	3.60	3.60	3.69
Efficiency ratio (%)	51.9	52.7	51.1
Tangible efficiency ratio (%) (a)	50.5	51.3	49.5

Dividends declared per common share	$.195	$.125	$.125	56.0	56.0
Book value per common share (period-end)	$16.94	$16.43	$14.83	3.1	14.2

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,338 million for the first quarter of 2012, 27.9 percent higher than the $1,046 million for the first quarter of 2011 and .9 percent lower than the $1,350 million for the fourth quarter of 2011. Diluted earnings per common share of $.67 in the first quarter of 2012 were $.15 higher than the first quarter of 2011 and $.02 lower than the previous quarter. Return on average assets and return on average common equity were 1.60 percent and 16.2 percent, respectively, for the first quarter of 2012, compared with 1.38 percent and 14.5 percent, respectively, for the first quarter of 2011. Impacting the comparison of current quarter results to prior periods were several notable items including in the fourth quarter of 2011, $263 million from the settlement of litigation related to the termination of a merchant processing referral agreement (“merchant settlement gain”), partially offset by a $130 million expense accrual related to mortgage servicing matters, which together increased fourth quarter of 2011 diluted earnings per common share by $.05. First quarter of 2011 results included a $46 million gain related to the

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

acquisition of First Community Bank of New Mexico (“FCB”) in a transaction with the FDIC. The provision for credit losses for the first quarter of 2012 was $90 million lower than net charge-offs, compared with a provision for credit losses $125 million lower than net charge-offs for the fourth quarter of 2011 and $50 million lower than net charge-offs for the first quarter of 2011.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp’s first quarter 2012 financial results clearly demonstrate that the momentum the Company has established and built over the past several years is continuing to drive performance in 2012. The Company’s first quarter diluted earnings per common share of $.67 were 28.8 percent higher than the prior year and the increase was driven by revenue growth and improving credit costs. Our key performance ratios of return on average assets, return on average common equity and efficiency were 1.60 percent, 16.2 percent and 51.9 percent, respectively, in the first quarter. All of these performance ratios are among the best in the industry and at the top of our peer group.

“Average total loans and deposits were higher in the first quarter, posting year-over-year growth of 6.4 percent and 11.7 percent, respectively, as all of our balance sheet businesses benefited from growth initiatives and continued to capitalize on the flight to quality. Fee revenue was also higher year-over-year, driven by exceptionally strong mortgage banking activity (a business in which we are seeing steady gains in market share), as well as growth in merchant processing services, commercial products revenue and deposit service charges. Despite the negative impact of recent legislative and regulatory changes, the Company increased total net revenue by 9 percent over the first quarter of 2011, the direct result of our business lines’ strategic investments, prudent management, innovation and strong customer relationships.

“The slow, but steady, economic recovery contributed to the continued improvement in our credit quality this quarter. Net charge-offs and nonperforming assets were both more than 8 percent lower than the prior quarter. Net charge-offs as a percent of average total loans outstanding were 1.09 percent, approaching our “through the cycle” net charge-offs ratio, and the trend in our delinquencies and criticized assets gives us confidence that there is more improvement to come.

“On March 13th, in conjunction with the release of the Federal Reserve’s 2012 Comprehensive Capital Analysis and Review (“CCAR”), we announced a 56 percent increase in our quarterly common stock dividend, as well as a new 100 million share repurchase authorization. The CCAR results confirmed the fundamental strength of our capital position and business model as, under the remarkably stressed hypothetical economic scenario used in the review, we ranked first among the peer banks in earnings power,

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

as measured by pre-provision net revenue as a percent of assets, and capital levels. We are very pleased to be able to reward our shareholders for their investment in our Company with higher dividends and share buybacks. Our capital position remains strong, and we ended the quarter with a Tier 1 common equity ratio of 8.7 percent and Tier 1 capital ratio of 10.9 percent. Importantly, our Tier 1 common equity ratio under anticipated Basel III guidelines was 8.4 percent at March 31st – above the level we believe we need to be to comply with the Basel III requirements. We are in the enviable position of being able to grow and invest in our Company, while returning a substantial amount of capital to our shareholders in both dividends and buybacks. In fact, we returned 66 percent of our earnings this quarter to our shareholders – within the range of our long-term goal of returning 60 to 80 percent.

“The momentum continues. These words graced the cover of our 2011 Annual Report, and they aptly described our Company’s progress and achievements in 2011. As our first quarter results demonstrate, the momentum we created continues to build and is moving us ahead in 2012 and beyond. Our investments in organic growth initiatives and acquisitions, our careful management of risk, our diversified business model, our markets and our remarkable, engaged employees have all contributed to our success and our ability to maintain this momentum. I look forward to the future with confidence as we support and serve our customers, communities and employees with the goal of creating superior value for our shareholders.”

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

INCOME STATEMENT HIGHLIGHTS					Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)	1Q 2012	4Q 2011	1Q 2011	Percent Change 1Q12 vs 4Q11	Percent Change 1Q12 vs 1Q11
Net interest income	$2,690	$2,673	$2,507	.6	7.3
Noninterest income	2,239	2,431	2,012	(7.9)	11.3

Total net revenue	4,929	5,104	4,519	(3.4)	9.1
Noninterest expense	2,560	2,696	2,314	(5.0)	10.6

Income before provision and taxes	2,369	2,408	2,205	(1.6)	7.4
Provision for credit losses	481	497	755	(3.2)	(36.3)

Income before taxes	1,888	1,911	1,450	(1.2)	30.2
Taxable-equivalent adjustment	56	56	55	—	1.8
Applicable income taxes	527	527	366	—	44.0

Net income	1,305	1,328	1,029	(1.7)	26.8
Net (income) loss attributable to noncontrolling interests	33	22	17	50.0	94.1

Net income attributable to U.S. Bancorp	$1,338	$1,350	$1,046	(.9)	27.9

Net income applicable to U.S. Bancorp common shareholders	$1,285	$1,314	$1,003	(2.2)	28.1

Diluted earnings per common share	$.67	$.69	$.52	(2.9)	28.8

Net income attributable to U.S. Bancorp for the first quarter of 2012 was $292 million (27.9 percent) higher than the first quarter of 2011 and $12 million (.9 percent) lower than the fourth quarter of 2011. The increase in net income year-over-year was the result of growth in total net revenue, driven by increases in both net interest income and fee-based revenue, and a lower provision for credit losses. These positive variances were partially offset by an increase in noninterest expense year-over-year. On a linked quarter basis, the slight decrease in net income was largely due to the net impact of the merchant settlement gain and the expense accrual for mortgage servicing matters, which added $92 million (after tax) to net income in the fourth quarter of 2011. Excluding the impact from these two notable items, results on a linked quarter basis were higher by 6.4 percent, primarily driven by higher total net revenue, lower provision for credit losses and seasonally lower noninterest expense.

Total net revenue on a taxable-equivalent basis for the first quarter of 2012 was $4,929 million; $410 million (9.1 percent) higher than the first quarter of 2011, reflecting a 7.3 percent increase in net interest income and an 11.3 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher mortgage banking revenue, merchant processing services revenue, commercial products revenue and deposit service charges,

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

partially offset by reductions in credit and debit card revenue and ATM processing services revenue. Credit and debit card revenue decreased due to lower debit card interchange fees as a result of recent legislation and a change in the classification of credit card balance transfer fees from noninterest income to interest income beginning in the first quarter of 2012. ATM processing services revenue decreased as a result of classifying surcharge revenue passed through to others as a reduction of revenue rather than occupancy expense as in previous periods. Total net revenue on a taxable-equivalent basis was $175 million (3.4 percent) lower on a linked quarter basis, principally due to the $263 million merchant settlement gain in the fourth quarter of 2011, partly offset by strong mortgage banking revenue.

Total noninterest expense in the first quarter of 2012 was $2,560 million; $246 million (10.6 percent) higher than the first quarter of 2011 and $136 million (5.0 percent) lower than the fourth quarter of 2011. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits costs, marketing and business development expense and other expense related to regulatory and insurance-related costs. The decrease in total noninterest expense on a linked quarter basis reflected the accrual for mortgage servicing matters in the fourth quarter of 2011 and seasonality, partially offset by higher employee benefits costs.

The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the first quarter of 2012 was $481 million, $16 million lower than the fourth quarter of 2011 and $274 million lower than the first quarter of 2011. The provision for credit losses was lower than net charge-offs by $90 million in the first quarter of 2012, $125 million in the fourth quarter of 2011, and $50 million in the first quarter of 2011. Net charge-offs in the first quarter of 2012 were $571 million, compared with $622 million in the fourth quarter of 2011, and $805 million in the first quarter of 2011. Given current economic conditions, the Company expects the level of net charge-offs to be modestly lower in the second quarter of 2012.

Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $2,423 million at March 31, 2012, $2,574 million at December 31, 2011, and $3,479 million at March 31, 2011. The decline on a year-over-year basis was led by a reduction in commercial and commercial real estate nonperforming assets.

Notably, commercial mortgage and construction and development nonperforming assets declined by $711 million (48.4 percent), as the Company continued to resolve and reduce exposure to these problem assets.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

On a linked quarter basis, there was improvement in a majority of the portfolios, reflecting the stabilizing economy. However, there continues to be stress in the residential mortgage portfolio due to the decline in home values. Covered nonperforming assets were $1,031 million at March 31, 2012, $1,200 million at December 31, 2011, and $1,541 million at March 31, 2011. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.44 percent at March 31, 2012, compared with 2.52 percent at December 31, 2011, and 2.97 percent at March 31, 2011. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.32 percent at March 31, 2012, compared with 2.39 percent at December 31, 2011, and 2.78 percent at March 31, 2011. The Company expects total nonperforming assets to trend lower in the second quarter of 2012.

NET INTEREST INCOME					Table 3

(Taxable-equivalent basis; $ in millions)	1Q 2012	4Q 2011	1Q 2011	Change 1Q12 vs 4Q11	Change 1Q12 vs 1Q11
Components of net interest income
Income on earning assets	$3,289	$3,278	$3,157	$11	$132
Expense on interest-bearing liabilities	599	605	650	(6)	(51)

Net interest income	$2,690	$2,673	$2,507	$17	$183

Average yields and rates paid
Earning assets yield	4.40%	4.42%	4.65%	(.02)%	(.25)%
Rate paid on interest-bearing liabilities	1.07	1.08	1.18	(.01)	(.11)

Gross interest margin	3.33%	3.34%	3.47%	(.01)%	(.14)%

Net interest margin	3.60%	3.60%	3.69%	—%	(.09)%

Average balances
Investment securities (a)	$71,476	$68,801	$56,405	$2,675	$15,071
Loans	210,161	207,047	197,570	3,114	12,591
Earning assets	300,044	295,114	273,940	4,930	26,104
Interest-bearing liabilities	225,314	222,075	223,886	3,239	1,428
Net free funds (b)	74,730	73,039	50,054	1,691	24,676

(a)	Excludes unrealized gain (loss)
(b)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Net Interest Income

Net interest income on a taxable-equivalent basis in the first quarter of 2012 was $2,690 million, compared with $2,507 million in the first quarter of 2011, an increase of $183 million (7.3 percent). The increase was principally the result of growth in average earning assets and lower cost core deposit funding and the first quarter 2012 change in the classification of credit card balance transfer fees. Average earning assets were $26.1 billion (9.5 percent) higher than the first quarter of 2011, driven by increases of $15.1 billion (26.7 percent) in average investment securities and $12.6 billion (6.4 percent) in average total loans, partially offset by a reduction in cash balances held at the Federal Reserve. Net interest income increased $17 million (.6 percent) on a linked quarter basis, the result of growth in average earning assets, including lower yielding investment securities and average total loans and the change in classification of credit card balance transfer fees. The net interest margin was 3.60 percent in the first quarter of 2012, compared with 3.69 percent in the first quarter of 2011, and 3.60 percent in the fourth quarter of 2011. The expected decline in the net interest margin year-over-year reflected higher balances in lower yielding investment securities and a decline in loan yields, partially offset by a reduction in the cash balances held at the Federal Reserve compared with the first quarter of 2011, as well as the credit card balance transfer fees classification change. On a linked quarter basis, net interest margin was stable, reflecting the impact of the continued growth in lower yielding investment securities, offset by a reduction in cash balances at the Federal Reserve and the credit card balance transfer fees classification change.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

AVERAGE LOANS				Table 4

($ in millions)	1Q 2012	4Q 2011	1Q 2011	Percent Change 1Q12 vs 4Q11	Percent Change 1Q12 vs 1Q11
Commercial	$51,309	$49,437	$42,683	3.8	20.2
Lease financing	5,822	5,834	6,030	(.2)	(3.4)

Total commercial	57,131	55,271	48,713	3.4	17.3
Commercial mortgages	29,894	29,403	27,709	1.7	7.9
Construction and development	6,091	6,399	7,470	(4.8)	(18.5)

Total commercial real estate	35,985	35,802	35,179	.5	2.3

Residential mortgages	37,831	36,256	31,777	4.3	19.1

Credit card	16,778	16,271	16,124	3.1	4.1

Retail leasing	5,095	5,150	4,647	(1.1)	9.6
Home equity and second mortgages	17,933	18,281	18,801	(1.9)	(4.6)
Other	24,902	24,901	24,691	—	.9

Total other retail	47,930	48,332	48,139	(.8)	(.4)

Total loans, excluding covered loans	195,655	191,932	179,932	1.9	8.7

Covered loans	14,506	15,115	17,638	(4.0)	(17.8)

Total loans	$210,161	$207,047	$197,570	1.5	6.4

Average total loans were $12.6 billion (6.4 percent) higher in the first quarter of 2012 than the first quarter of 2011, driven by growth in residential mortgages (19.1 percent), total commercial loans (17.3 percent), credit card loans (4.1 percent) and total commercial real estate loans (2.3 percent). These increases were partially offset by declines in total other retail (.4 percent) and covered loans (17.8 percent). Average total loans, excluding covered loans, were higher by 8.7 percent year-over-year. Average total loans were $3.1 billion (1.5 percent) higher in the first quarter of 2012 than the fourth quarter of 2011, with increases in a majority of loan categories, including, residential mortgages (4.3 percent), total commercial loans (3.4 percent), credit cards (3.1 percent) and total commercial real estate loans (.5 percent). Excluding covered loans, average total loans grew by 1.9 percent on a linked quarter basis. The increases were driven by demand for loans and lines by new and existing credit-worthy borrowers. In late December of 2011, the Company purchased approximately $700 million of consumer credit cards. This purchase increased first quarter of 2012 average credit card balances by approximately $623 million.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Average investment securities in the first quarter of 2012 were $15.1 billion (26.7 percent) higher year-over-year and $2.7 billion (3.9 percent) higher than the prior quarter. The increases over the prior year and linked quarter were primarily due to purchases of U.S. Treasury and government agency-backed securities.

AVERAGE DEPOSITS				Table 5

($ in millions)	1Q 2012	4Q 2011	1Q 2011	Percent Change 1Q12 vs 4Q11	Percent Change 1Q12 vs 1Q11
Noninterest-bearing deposits	$63,583	$63,640	$44,189	(.1)	43.9
Interest-bearing savings deposits
Interest checking	47,458	44,287	42,645	7.2	11.3
Money market savings	45,927	45,200	45,649	1.6	.6
Savings accounts	28,846	27,693	25,330	4.2	13.9

Total of savings deposits	122,231	117,180	113,624	4.3	7.6
Time certificates of deposit less than $100,000	14,956	15,068	15,264	(.7)	(2.0)
Time deposits greater than $100,000	27,514	27,430	31,228	.3	(11.9)

Total interest-bearing deposits	164,701	159,678	160,116	3.1	2.9

Total deposits	$228,284	$223,318	$204,305	2.2	11.7

Average total deposits for the first quarter of 2012 were $24.0 billion (11.7 percent) higher than the first quarter of 2011. Average noninterest-bearing deposits increased $19.4 billion (43.9 percent) year-over-year, with growth in the average balances in a majority of the lines of business including Wholesale Banking, Wealth Management and Securities Services and Consumer and Small Business Banking. Average total savings deposits were $8.6 billion (7.6 percent) higher year-over-year, the result of growth in corporate and institutional trust balances, as well as an increase in Consumer and Small Business Banking average balances, partially offset by lower broker-dealer and government banking average balances. Average time certificates of deposit less than $100,000 were slightly lower, while time deposits greater than $100,000 were $3.7 billion (11.9 percent) lower than the first quarter of 2011, principally in corporate and institutional trust averages balances.

Average total deposits increased $5.0 billion (2.2 percent) over the fourth quarter of 2011. Average noninterest-bearing deposits remained relatively flat on a linked quarter basis. Total average savings deposits increased $5.1 billion (4.3 percent) on a linked quarter basis due to higher corporate and

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

institutional trust and Consumer and Small Business Banking average balances. Average time deposits less than $100,000 and time deposits greater than $100,000 were relatively stable on a linked quarter basis.

NONINTEREST INCOME				Table 6

($ in millions)	1Q 2012	4Q 2011	1Q 2011	Percent Change 1Q12 vs 4Q11	Percent Change 1Q12 vs 1Q11
Credit and debit card revenue	$202	$231	$267	(12.6)	(24.3)
Corporate payment products revenue	175	171	175	2.3	—
Merchant processing services	337	378	301	(10.8)	12.0
ATM processing services	87	111	112	(21.6)	(22.3)
Trust and investment management fees	252	245	256	2.9	(1.6)
Deposit service charges	153	171	143	(10.5)	7.0
Treasury management fees	134	133	137	.8	(2.2)
Commercial products revenue	211	220	191	(4.1)	10.5
Mortgage banking revenue	452	303	199	49.2	nm
Investment products fees and commissions	35	31	32	12.9	9.4
Securities gains (losses), net	—	(9)	(5)	nm	nm
Other	201	446	204	(54.9)	(1.5)

Total noninterest income	$2,239	$2,431	$2,012	(7.9)	11.3

Noninterest Income

First quarter noninterest income was $2,239 million; $227 million (11.3 percent) higher than the first quarter of 2011 and $192 million (7.9 percent) lower than the fourth quarter of 2011. The year-over-year increase in noninterest income was primarily driven by strong growth in mortgage banking revenue, in addition to higher merchant processing services revenue, deposit service charges and commercial products revenue, partially offset by the first quarter of 2011 gain related to the FCB transaction. The $36 million (12.0 percent) increase in merchant processing services revenue was principally due to increased transaction volumes and legislative-mitigation efforts, while the $10 million (7.0 percent) increase in deposit service charges reflected product redesign initiatives, as well as account growth. Commercial products revenue was $20 million (10.5 percent) higher, as a result of higher loan syndication and bond underwriting fees. The $253 million increase in mortgage banking revenue over the same quarter of last year was principally due to higher origination and sales revenue. Offsetting these positive variances was a $65 million (24.3 percent) decrease in credit and debit card revenue, due to lower debit card interchange fees as a result of fourth quarter of 2011 legislation, net of mitigation efforts, and the impact of classifying credit card balance

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

transfer fees as interest income beginning this year (approximately $20 million in the first quarter of 2012), partially offset by higher transaction volumes. ATM processing services revenue was $25 million (22.3 percent) lower than a year ago, due to classifying surcharge revenue passed through to others as a reduction of revenue, rather than occupancy expense as in previous periods. Other income was relatively flat year-over-year, as the FCB gain and a gain related to the Company’s investment in Visa Inc. (NYSE: V) (“Visa gain”) recorded in the first quarter of 2011 were offset by higher equity investment income and retail lease residual revenue in the current quarter.

Noninterest income was $192 million (7.9 percent) lower in the first quarter of 2012 than the fourth quarter of 2011, primarily due to the impact of the fourth quarter of 2011 merchant settlement gain, partially offset by strong mortgage banking revenue. Credit and debit card revenue was $29 million (12.6 percent) lower due to the change in classification of credit card balance transfer fees and seasonally lower transaction volumes. Merchant processing services revenue declined $41 million (10.8 percent) on a linked quarter basis, principally due to seasonally lower fees and the reversal of an accrual for the termination of a revenue sharing agreement recorded in the fourth quarter of 2011. ATM processing services revenue decreased $24 million (21.6 percent) as a result of the change in classification of the surcharge revenue passed through to others. Deposit service charges were $18 million (10.5 percent) lower on a linked quarter basis, principally due to seasonally lower transaction volumes. Other income declined $245 million (54.9 percent) from the prior quarter, due to the merchant settlement and Visa gains recorded in the fourth quarter of 2011, partially offset by higher income from equity investments and investment grade bond trading.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

NONINTEREST EXPENSE				Table 7

($ in millions)	1Q 2012	4Q 2011	1Q 2011	Percent Change 1Q12 vs 4Q11	Percent Change 1Q12 vs 1Q11
Compensation	$1,052	$1,057	$959	(.5)	9.7
Employee benefits	260	202	230	28.7	13.0
Net occupancy and equipment	220	249	249	(11.6)	(11.6)
Professional services	84	131	70	(35.9)	20.0
Marketing and business development	109	112	65	(2.7)	67.7
Technology and communications	201	195	185	3.1	8.6
Postage, printing and supplies	74	77	74	(3.9)	—
Other intangibles	71	74	75	(4.1)	(5.3)
Other	489	599	407	(18.4)	20.1

Total noninterest expense	$2,560	$2,696	$2,314	(5.0)	10.6

Noninterest Expense

Noninterest expense in the first quarter of 2012 totaled $2,560 million, an increase of $246 million (10.6 percent) over the first quarter of 2011, and a $136 million (5.0 percent) decrease from the fourth quarter of 2011. The increase in total noninterest expense year-over-year was primarily due to higher compensation expense, employee benefits expense, marketing and business development expense and other expense. Compensation and employee benefits expense increased over the prior year by $93 million (9.7 percent) and $30 million (13.0 percent), respectively. The increase in compensation expense was primarily the result of growth in staffing related to branch expansion, mortgage-related activities and other business initiatives, in addition to merit increases. Employee benefits expense increased due to higher pension costs and the impact of additional staffing. Professional services expense was $14 million (20.0 percent) higher year-over-year as a result of technology and mortgage servicing-related projects. Marketing and business development expense increased $44 million (67.7 percent) compared with the first quarter of 2011 due to the timing of charitable contributions and payments-related initiatives. Technology and communications expense was $16 million (8.6 percent) higher year-over-year, due to business expansion and technology projects. In addition, other expense increased $82 million (20.1 percent) driven by regulatory and insurance-related costs. These increases were partly offset by a decrease in net occupancy and equipment expense of $29 million (11.6 percent) principally reflecting the change in classification of ATM surcharge revenue passed through to others as a reduction of ATM processing services revenue.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Noninterest expense was $136 million (5.0 percent) lower than the fourth quarter of 2011, principally due to the fourth quarter accrual for mortgage servicing matters. Additionally, net occupancy and equipment expense decreased $29 million (11.6 percent) due to the change in classification of ATM surcharge revenue passed through to others. Professional services expense was $47 million (35.9 percent) lower on a linked quarter basis, due to lower mortgage servicing-related project costs and seasonally higher expense in the fourth quarter of 2011. The decrease in other expense reflected the prior quarter’s accrual for mortgage servicing matters, as well as a reduction in costs related to investments in affordable housing and other real estate owned, partially offset by higher regulatory and insurance-related costs. These decreases were partially offset by a $58 million (28.7 percent) increase in employee benefits expense, reflecting higher pension and medical costs and a seasonal increase in payroll taxes.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2012 resulted in a tax rate on a taxable-equivalent basis of 30.9 percent (effective tax rate of 28.8 percent), compared with 29.0 percent (effective tax rate of 26.2 percent) in the first quarter of 2011 and 30.5 percent (effective tax rate of 28.4 percent) in the fourth quarter of 2011.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

ALLOWANCE FOR CREDIT LOSSES				Table 8

($ in millions)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Balance, beginning of period	$5,014	$5,190	$5,308	$5,498	$5,531

Net charge-offs
Commercial	78	51	90	83	125
Lease financing	8	21	9	13	14

Total commercial	86	72	99	96	139
Commercial mortgages	35	37	68	64	40
Construction and development	36	47	57	100	85

Total commercial real estate	71	84	125	164	125

Residential mortgages	112	119	122	119	129
Credit card	169	193	178	216	247
Retail leasing	1	—	(1)	—	1
Home equity and second mortgages	74	77	74	76	81
Other	57	75	69	71	81

Total other retail	132	152	142	147	163

Total net charge-offs, excluding covered loans	570	620	666	742	803
Covered loans	1	2	3	5	2

Total net charge-offs	571	622	669	747	805
Provision for credit losses	481	497	519	572	755
Net change for credit losses to be reimbursed by the FDIC	(5)	(51)	32	(15)	17

Balance, end of period	$4,919	$5,014	$5,190	$5,308	$5,498

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,575	$4,678	$4,823	$4,977	$5,161
Allowance for credit losses to be reimbursed by the FDIC	70	75	127	94	109
Liability for unfunded credit commitments	274	261	240	237	228

Total allowance for credit losses	$4,919	$5,014	$5,190	$5,308	$5,498

Gross charge-offs	$681	$718	$762	$850	$899
Gross recoveries	$110	$96	$93	$103	$94

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.44	2.52	2.66	2.83	2.97
Nonperforming loans, excluding covered loans	238	228	196	188	180
Nonperforming assets, excluding covered assets	199	191	166	159	154

Period-end loans	2.32	2.39	2.53	2.66	2.78
Nonperforming loans	174	163	145	140	133
Nonperforming assets	142	133	120	114	110

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. The allowance for credit losses was $4,919 million at March 31, 2012, compared with $5,014 million at December 31, 2011, and $5,498 million at March 31,

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

2011. Total net charge-offs in the first quarter of 2012 were $571 million, compared with $622 million in the fourth quarter of 2011 and $805 million in the first quarter of 2011. The decrease in total net charge-offs was due to improvement in the commercial real estate, credit card, and other retail portfolios, compared with the fourth quarter of 2011. The Company recorded $481 million of provision for credit losses, $90 million less than net charge-offs, during the first quarter of 2012. The allowance for credit losses reimbursable by the FDIC decreased to $70 million at March 31, 2012.

Commercial and commercial real estate loan net charge-offs remained stable at $157 million (.68 percent of average loans outstanding) in the first quarter of 2012, compared with $156 million (.68 percent of average loans outstanding) in the fourth quarter of 2011, but lower than the $264 million (1.28 percent of average loans outstanding) in the first quarter of 2011.

Residential mortgage loan net charge-offs decreased to $112 million (1.19 percent of average loans outstanding) in the first quarter of 2012, compared with $119 million (1.30 percent of average loans outstanding) in the fourth quarter of 2011 and $129 million (1.65 percent of average loans outstanding) in the first quarter of 2011. Credit card loan net charge-offs decreased to $169 million (4.05 percent of average loans outstanding) in the first quarter of 2012 from $193 million (4.71 percent of average loans outstanding) in the fourth quarter of 2011, and $247 million (6.21 percent of average loans outstanding) in the first quarter of 2011. Total other retail loan net charge-offs were $132 million (1.11 percent of average loans outstanding) in the first quarter of 2012, lower than both the $152 million (1.25 percent of average loans outstanding) in the fourth quarter of 2011, and the $163 million (1.37 percent of average loans outstanding) in the first quarter of 2011.

The ratio of the allowance for credit losses to period-end loans was 2.32 percent (2.44 percent excluding covered loans) at March 31, 2012, compared with 2.39 percent (2.52 percent excluding covered loans) at December 31, 2011, and 2.78 percent (2.97 percent excluding covered loans) at March 31, 2011. The ratio of the allowance for credit losses to nonperforming loans was 174 percent (238 percent excluding covered loans) at March 31, 2012, compared with 163 percent (228 percent excluding covered loans) at December 31, 2011, and 133 percent (180 percent excluding covered loans) at March 31, 2011.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

CREDIT RATIOS				Table 9

(Percent)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Net charge-offs ratios (a)
Commercial	.61	.41	.77	.75	1.19
Lease financing	.55	1.43	.61	.88	.94
Total commercial	.61	.52	.75	.77	1.16

Commercial mortgages	.47	.50	.93	.90	.59
Construction and development	2.38	2.91	3.43	5.67	4.61
Total commercial real estate	.79	.93	1.39	1.85	1.44

Residential mortgages	1.19	1.30	1.42	1.46	1.65

Credit card (b)	4.05	4.71	4.40	5.45	6.21

Retail leasing	.08	—	(.08)	—	.09
Home equity and second mortgages	1.66	1.67	1.59	1.64	1.75
Other	.92	1.19	1.11	1.16	1.33
Total other retail	1.11	1.25	1.16	1.23	1.37

Total net charge-offs, excluding covered loans	1.17	1.28	1.42	1.63	1.81

Covered loans	.03	.05	.08	.12	.05

Total net charge-offs	1.09	1.19	1.31	1.51	1.65

Delinquent loan ratios—90 days or more past due excluding nonperforming loans (c)
Commercial	.08	.08	.08	.09	.12
Commercial real estate	.04	.04	.08	.01	.02
Residential mortgages	.79	.98	1.03	1.13	1.33
Credit card	1.33	1.36	1.28	1.32	1.62
Other retail	.34	.38	.36	.35	.41
Total loans, excluding covered loans	.38	.43	.43	.44	.52
Covered loans	5.23	6.15	5.14	5.66	5.83
Total loans	.70	.84	.78	.87	.99

Delinquent loan ratios—90 days or more past due including nonperforming loans (c)
Commercial	.61	.63	.79	.86	1.12
Commercial real estate	2.15	2.55	3.51	3.85	4.17
Residential mortgages	2.58	2.73	2.88	3.16	3.45
Credit card	2.58	2.65	2.81	2.91	3.23
Other retail	.48	.52	.50	.51	.56
Total loans, excluding covered loans	1.40	1.54	1.79	1.94	2.17
Covered loans	10.86	12.42	11.70	12.01	12.51
Total loans	2.04	2.30	2.53	2.77	3.07

(a)	Annualized and calculated on average loan balances
(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 4.21 percent for the first quarter of 2012, 4.88 percent for the fourth quarter of 2011, 4.54 percent for the third quarter of 2011, 5.62 percent for the second quarter of 2011 and 6.45 percent for the first quarter of 2011.
(c)	Ratios are expressed as a percent of ending loan balances.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

ASSET QUALITY					Table 10

($ in millions)	Mar 31 2012	Dec 31 2011	Sep 30 2011	Jun 30 2011	Mar 31 2011
Nonperforming loans
Commercial	$280	$280	$342	$349	$439
Lease financing	31	32	40	43	54

Total commercial	311	312	382	392	493

Commercial mortgages	380	354	600	650	635
Construction and development	379	545	620	714	835

Total commercial real estate	759	899	1,220	1,364	1,470

Residential mortgages	686	650	650	671	685
Credit card	207	224	250	256	255
Other retail	65	67	66	73	75

Total nonperforming loans, excluding covered loans	2,028	2,152	2,568	2,756	2,978
Covered loans	798	926	1,010	1,041	1,151

Total nonperforming loans	2,826	3,078	3,578	3,797	4,129
Other real estate (a)	377	404	452	489	480
Covered other real estate (a)	233	274	293	348	390
Other nonperforming assets	18	18	16	17	21

Total nonperforming assets (b)	$3,454	$3,774	$4,339	$4,651	$5,020

Total nonperforming assets, excluding covered assets	$2,423	$2,574	$3,036	$3,262	$3,479

Accruing loans 90 days or more past due, excluding covered loans	$750	$843	$814	$804	$949

Accruing loans 90 days or more past due	$1,492	$1,753	$1,606	$1,732	$1,954

Performing restructured loans, excluding GNMA and covered loans	$3,380	$3,365	$3,095	$2,532	$2,431

Performing restructured GNMA and covered loans (c)	$1,675	$1,509	$1,025

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.22	1.32	1.60	1.77	1.92
Nonperforming assets to loans plus ORE (%)	1.63	1.79	2.11	2.32	2.52

(a)	Includes equity investments in entities whose only asset is other real estate owned.
(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest.
(c)	Prior to new accounting guidance in the third quarter of 2011 restructured covered loans and loans purchased from Government National Mortgage Association (“GNMA”) mortgage pools, whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs, were not included in restructured loans.

Nonperforming assets at March 31, 2012, totaled $3,454 million, compared with $3,774 million at December 31, 2011, and $5,020 million at March 31, 2011. Total nonperforming assets at March 31, 2012, included $1,031 million of covered assets. The ratio of nonperforming assets to loans and other real estate was 1.63 percent (1.22 percent excluding covered assets) at March 31, 2012, compared with 1.79 percent (1.32 percent excluding covered assets) at December 31, 2011, and 2.52 percent (1.92 percent excluding

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

covered assets) at March 31, 2011. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the construction and development nonperforming portfolios, as well as by improvement in other commercial and commercial mortgage portfolios.

Accruing loans 90 days or more past due were $1,492 million ($750 million excluding covered loans) at March 31, 2012, lower than the $1,753 million ($843 million excluding covered loans) at December 31, 2011, and the $1,954 million ($949 million excluding covered loans) at March 31, 2011. Performing restructured loans, excluding GNMA and covered loans, increased $15 million compared with December 31, 2011, and $949 million compared with March 31, 2011. The increase from a year ago was the result of a change in reporting, whereby the Company now includes residential mortgage loans under trial modification in these totals. The increase also reflects the impact of new accounting guidance adopted in the third quarter of 2011.

CAPITAL POSITION					Table 11

($ in millions)	Mar 31 2012	Dec 31 2011	Sep 30 2011	Jun 30 2011	Mar 31 2011
Total U.S. Bancorp shareholders’ equity	$35,900	$33,978	$33,230	$32,452	$30,507
Tier 1 capital	29,976	29,173	28,081	27,795	26,821
Total risk-based capital	36,431	36,067	35,369	35,109	34,198

Tier 1 capital ratio	10.9%	10.8%	10.8%	11.0%	10.8%
Total risk-based capital ratio	13.3	13.3	13.5	13.9	13.8
Leverage ratio	9.2	9.1	9.0	9.2	9.0
Tangible common equity to tangible assets	6.9	6.6	6.6	6.5	6.3
Tangible common equity to risk-weighted assets	8.3	8.1	8.1	8.0	7.6
Tier 1 common equity to risk-weighted assets using Basel I definition	8.7	8.6	8.5	8.4	8.2
Tier 1 common equity to risk-weighted assets using anticipated Basel III definition	8.4	8.2	8.2	8.1	7.7

Total U.S. Bancorp shareholders’ equity was $35.9 billion at March 31, 2012, compared with $34.0 billion at December 31, 2011, and $30.5 billion at March 31, 2011. On March 13, 2012, the Company announced a 56 percent increase in the dividend rate on common stock to $.78 on an annualized basis, or $.195 on a quarterly basis. In addition, the Company announced an authorization to repurchase up to 100 million shares of its outstanding common stock through March 2013. During the first quarter of 2012, the Company repurchased approximately 16 million shares of common stock, of which approximately 3 million

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

shares were repurchased under the new authorization. The Tier 1 capital ratio was 10.9 percent at March 31, 2012, compared with 10.8 percent at December 31, 2011, and at March 31, 2011. The tangible common equity to tangible assets ratio was 6.9 percent at March 31, 2012, compared with 6.6 percent at December 31, 2011, and 6.3 percent at March 31, 2011. The Tier 1 common equity to risk-weighted assets ratio was 8.7 percent at March 31, 2012, compared with 8.6 percent at December 31, 2011, and 8.2 percent at March 31, 2011. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common equity to risk-weighted assets ratio using anticipated Basel III guidelines as if fully implemented was 8.4 percent at March 31, 2012, compared with 8.2 percent at December 31, 2011, compared with 7.7 percent at March 31, 2011.

COMMON SHARES					Table 12

(Millions)	1Q 2012	4Q 2011	3Q 2011	2Q 2011	1Q 2011
Beginning shares outstanding	1,910	1,913	1,925	1,927	1,921
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	7	3	1	—	7
Shares repurchased	(16)	(6)	(13)	(2)	(1)

Ending shares outstanding	1,901	1,910	1,913	1,925	1,927

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)						Table 13

($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		1Q 2012
Business Line	1Q 2012	4Q 2011	1Q 2011	1Q12 vs 4Q11	1Q12 vs 1Q11	Earnings Composition
Wholesale Banking and Commercial Real Estate	$326	$274	$208	19.0	56.7	25%
Consumer and Small Business Banking	390	277	142	40.8	nm	29
Wealth Management and Securities Services	45	42	52	7.1	(13.5)	3
Payment Services	254	322	290	(21.1)	(12.4)	19
Treasury and Corporate Support	323	435	354	(25.7)	(8.8)	24

Consolidated Company	$1,338	$1,350	$1,046	(.9)	27.9	100%

(a)	preliminary data

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2012, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $326 million of the Company’s net income in the first quarter of 2012, compared with $208 million in the first quarter of 2011 and $274 million in the fourth quarter of 2011. Wholesale Banking and Commercial Real Estate’s net income increased $118 million (56.7 percent) over the same quarter of 2011, primarily due to a lower provision for credit losses and higher total net revenue, partially offset by higher total noninterest expense. Net interest income increased $14 million (2.7 percent) year-over-year, primarily due to higher average loan and deposit balances, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income increased $16 million (5.5 percent), due to higher commercial products revenue, principally loan syndication fees and bond underwriting fees, and an increase in other income due mainly to equity investment and investment grade bond trading revenue. Total noninterest expense increased $18 million (5.9 percent) from a year ago, largely due to higher compensation and employee benefits expense. The provision for credit losses was $176 million (98.3 percent) lower year-over-year, due to lower net charge-offs and a reduction in the reserve allocation.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Wholesale Banking and Commercial Real Estate’s contribution to net income in the first quarter of 2012 was $52 million (19.0 percent) higher than the fourth quarter of 2011. This increase was principally due to a lower provision for credit losses. Total net revenue increased $12 million (1.5 percent). Net interest income decreased $10 million (1.9 percent) on a linked quarter basis as a result of lower loan rates and a reduction in the margin benefit from deposits, partially offset by higher average loan balances. Total noninterest income increased by $22 million (7.7 percent), principally due to higher equity investment and investment grade bond trading revenue. Total noninterest expense decreased by $6 million (1.8 percent), largely due to lower costs related to other real estate owned, partially offset by higher compensation and employee benefits expense and net shared services expense. The provision for credit losses decreased $65 million (95.6 percent) on a linked quarter basis, primarily due to a favorable change in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $390 million of the Company’s net income in the first quarter of 2012, a $248 million increase over the first quarter of 2011, and a $113 million (40.8 percent) increase over the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $118 million increase in its contribution over the same quarter of last year. The increase in the retail banking division’s contribution over the same period of 2011 was principally due to higher total net revenue and a lower provision for credit losses. Retail banking’s total net revenue was 3.5 percent higher than the first quarter of 2011. Net interest income increased 3.3 percent, primarily due to higher loan and deposit volumes and higher loan fees, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income for the retail banking division increased 4.0 percent over a year ago due to an increase in deposit service charges, reflecting product redesign initiatives, as well as account growth and an increase in other income due to higher retail lease residual revenue. These increases were partially offset by a decrease in ATM processing services revenue as a result of the change in classification of the surcharge revenue passed through to others. Total noninterest expense for the retail banking division in the first quarter of 2012 was relatively flat year-over-year, principally due to higher compensation and employee benefits expense and net shared services expense, offset by lower net occupancy and equipment expense due to the classification change to ATM surcharge revenue passed through to others, and lower other intangibles

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

expense. The provision for credit losses for the retail banking division decreased 38.6 percent on a year-over-year basis due to lower net charge-offs and a reduction in the reserve allocation. The contribution of the mortgage banking division increased $130 million over the first quarter of 2011, principally due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. The division’s 69.2 percent increase in total net revenue was driven by a $245 million increase in total noninterest income due to strong mortgage origination and sales revenue. Total noninterest expense was 48.2 percent higher, the result of higher compensation and employee benefits expense and mortgage servicing-related costs. The provision for credit losses decreased 25.5 percent due to lower net charge-offs and a change in the reserve allocation.

Consumer and Small Business Banking’s contribution in the first quarter of 2012 was $113 million (40.8 percent) higher than the fourth quarter of 2011 due to higher total net revenue, a reduction in the provision for credit losses and lower total noninterest expense. Within Consumer and Small Business Banking, the retail banking division’s contribution decreased 15.8 percent on a linked quarter basis. Total net revenue for the retail banking division decreased 3.1 percent. Net interest income remained relatively stable compared with prior quarter, while total noninterest income was 7.2 percent lower, primarily the result of lower ATM processing services revenue due to the classification change and lower deposit services charges, reflecting seasonally lower transaction volumes. Total noninterest expense for the retail banking division was 3.7 percent lower than the fourth quarter of 2011, principally due to a decrease in net occupancy and equipment expense due to the classification change and lower other intangibles expense, partially offset by higher compensation and employee benefits expense, reflecting seasonally higher payroll taxes, and higher net shared services expense. The provision for credit losses for the division increased 19.4 percent due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs. The contribution of the mortgage banking division increased $140 million over the fourth quarter of 2011 due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue increased 31.2 percent due to a 46.9 percent increase in total noninterest income driven by strong mortgage origination and sales revenue. In addition, net interest income increased 2.9 percent, the result of higher average loans held-for-sale. Total noninterest expense increased 2.0 percent, driven by increased compensation and employee benefits expense, offset by lower mortgage servicing-related project costs. The mortgage banking division’s provision for credit losses decreased 66.4 percent on a linked quarter basis due to a favorable change in the reserve allocation.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $45 million of the Company’s net income in the first quarter of 2012, a 13.5 percent decrease from the first quarter of 2011, but a 7.1 percent increase from the fourth quarter of 2011. The decrease in the business line’s contribution, compared with the same quarter of 2011, was mainly due to higher total noninterest expense. Total net revenue increased by $3 million (.8 percent) year-over-year. Net interest income was higher by $5 million (5.7 percent), primarily due to higher average deposit balances. Total noninterest income was relatively flat; a decrease of $2 million (.7 percent) from the first quarter of 2011. Total noninterest expense increased by $19 million (7.0 percent) due to higher compensation and employee benefits expense and net shared services expense, partially offset by a reduction in acquisition integration costs. The provision for credit losses was lower due to lower net charge-offs and a favorable change in the reserve allocation.

The business line’s contribution in the first quarter of 2012 was $3 million (7.1 percent) higher than the prior quarter. Total net revenue increased $2 million (.6 percent) due to a $9 million (3.5 percent) increase in total noninterest income due to the impact of improved market conditions on account-level fees, business expansion and higher investment products fees and commissions, partially offset by a $7 million (7.1 percent) decrease in net interest income due to a reduction of the margin benefit from deposit balances. Total noninterest expense increased slightly, $2 million (.7 percent) over the prior quarter, as higher net shared services costs were offset by lower professional services expense. The provision for credit losses was $4 million lower than the prior quarter due to a decrease in net charge-offs.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $254 million of the Company’s net income in the first quarter of 2012, a decrease of $36 million (12.4 percent) from the same period of 2011, and a decrease of $68 million (21.1 percent) from the prior quarter. The decrease year-over-year was primarily due to a higher provision for credit losses and higher total noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased $36 million (3.3 percent) year-over-year. Net interest income increased $64 million (19.3 percent) due to higher loan balances and yields, including the credit card balance transfer fees classification change. Total noninterest income decreased $28 million (3.7 percent) year-over-year. Credit and debit card revenue

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

decreased due to lower debit card interchange fees as a result of recent legislation, net of mitigation efforts, and the impact of classifying credit card balance transfer fees as interest income in the current quarter, partially offset by higher transaction volumes. This decrease was partially offset by higher merchant processing services revenue, mainly due to increased transaction volumes and legislative-mitigation efforts. Total noninterest expense increased $38 million (8.3 percent) over the first quarter of 2011, primarily due to an increase in compensation and employee benefits expense and the timing of marketing programs. The provision for credit losses increased $53 million (32.5 percent) due to a reserve allocation related to higher balances, partially offset by lower net charge-offs.

Payment Services’ contribution in the first quarter of 2012 was $68 million (21.1 percent) lower than the fourth quarter of 2011, driven by lower total net revenue and higher provision for credit losses. Total net revenue was lower by $31 million (2.7 percent) than the fourth quarter of 2011. Net interest income increased $36 million (10.0 percent) driven by higher loan volumes and the credit card balance transfer fees classification change. Total noninterest income was $67 million (8.4 percent) lower on a linked quarter basis, driven by a decrease in credit and debit card revenue, mainly due to the credit card balance transfer fee classification change and seasonally lower transaction volumes, and lower merchant processing services revenue due to seasonally lower fees and the reversal of an accrual for the termination of a revenue sharing agreement recorded in the fourth quarter of 2011. Total noninterest expense decreased $8 million (1.6 percent) on a linked quarter basis, principally due to seasonally lower professional services expense and the timing of marketing programs. The provision for credit losses increased $85 million (64.9 percent) due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $323 million in the first quarter of 2012, compared with net income of $354 million in the first quarter of 2011 and net income of $435 million in the fourth quarter of 2011. Net interest income increased $55 million (12.5 percent) over the first quarter of 2011, reflecting the growth in the investment securities portfolio, as well as the impact of wholesale funding decisions and the Company’s asset/liability position. Total noninterest income decreased by $20 million (24.1 percent) year-over-year, principally due to the impact of the first

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

quarter of 2011 FCB and Visa gains, partially offset by higher equity investment and trading account revenue. Total noninterest expense increased $107 million (65.2 percent), principally due to increased compensation and employee benefits expense, the timing of charitable contributions and higher regulatory and insurance-related costs, partially offset by lower net shared services expense.

Net income in the first quarter of 2012 was $112 million (25.7 percent) lower on a linked quarter basis, principally due to a decrease in total net revenue, partially offset by lower total noninterest expense. Total net revenue was lower than the fourth quarter of 2011 by $262 million (32.0 percent), principally as a result of the fourth quarter of 2011 merchant settlement and Visa gains. A $91 million (25.1 percent) decrease in total noninterest expense on a linked quarter basis, primarily reflected the prior quarter’s mortgage servicing matters accrual, as well as a reduction in net shared services expense and costs related to investments in affordable housing, partially offset by higher compensation and employee benefits expense and higher regulatory and insurance-related costs.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

On Tuesday, April 17, 2012, at 7:00 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 60125913. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, April 17th, and will run through Tuesday, April 24th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 60125913. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading located on the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $341 billion in assets as of March 31, 2012, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,080 banking offices in 25 states and 5,061 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

(MORE)

U.S. Bancorp Reports First Quarter 2012 Results

April 17, 2012

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition, and

•	Tier 1 common equity to risk-weighted assets using anticipated Basel III definition as if fully implemented.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. Regulatory assessments of the Company’s financial stress projections are influenced by measures using anticipated Basel III definitions. These measures differ from capital ratios defined by current banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

Because there are no standardized definitions for these measures, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these measures.

###

(MORE)

U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2012	2011
Interest Income
Loans	$2,638	$2,552
Loans held for sale	65	63
Investment securities	468	428
Other interest income	61	57

Total interest income	3,232	3,100
Interest Expense
Deposits	181	234
Short-term borrowings	123	133
Long-term debt	294	281

Total interest expense	598	648

Net interest income	2,634	2,452
Provision for credit losses	481	755

Net interest income after provision for credit losses	2,153	1,697
Noninterest Income
Credit and debit card revenue	202	267
Corporate payment products revenue	175	175
Merchant processing services	337	301
ATM processing services	87	112
Trust and investment management fees	252	256
Deposit service charges	153	143
Treasury management fees	134	137
Commercial products revenue	211	191
Mortgage banking revenue	452	199
Investment products fees and commissions	35	32
Securities gains (losses), net	—	(5)
Other	201	204

Total noninterest income	2,239	2,012
Noninterest Expense
Compensation	1,052	959
Employee benefits	260	230
Net occupancy and equipment	220	249
Professional services	84	70
Marketing and business development	109	65
Technology and communications	201	185
Postage, printing and supplies	74	74
Other intangibles	71	75
Other	489	407

Total noninterest expense	2,560	2,314

Income before income taxes	1,832	1,395
Applicable income taxes	527	366

Net income	1,305	1,029
Net (income) loss attributable to noncontrolling interests	33	17

Net income attributable to U.S. Bancorp	$1,338	$1,046

Net income applicable to U.S. Bancorp common shareholders	$1,285	$1,003

Earnings per common share	$.68	$.52
Diluted earnings per common share	$.67	$.52
Dividends declared per common share	$.195	$.125
Average common shares outstanding	1,901	1,918
Average diluted common shares outstanding	1,910	1,928

U.S. Bancorp

Consolidated Ending Balance Sheet

	March 31, 2012	December 31, 2011	March 31, 2011
(Dollars in Millions)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$9,561	$13,962	$13,800
Investment securities
Held-to-maturity	21,505	18,877	8,213
Available-for-sale	52,749	51,937	52,248
Loans held for sale	5,260	7,156	4,141
Loans
Commercial	58,789	56,648	49,272
Commercial real estate	36,102	35,851	35,437
Residential mortgages	38,441	37,082	32,344
Credit card	16,572	17,360	15,874
Other retail	47,837	48,107	47,871

Total loans, excluding covered loans	197,741	195,048	180,798
Covered loans	14,178	14,787	17,240

Total loans	211,919	209,835	198,038
Less allowance for loan losses	(4,645)	(4,753)	(5,270)

Net loans	207,274	205,082	192,768
Premises and equipment	2,623	2,657	2,508
Goodwill	8,941	8,927	8,947
Other intangible assets	2,919	2,736	3,415
Other assets	29,930	28,788	25,422

Total assets	$340,762	$340,122	$311,462

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$65,013	$68,579	$47,039
Interest-bearing	140,874	134,757	129,344
Time deposits greater than $100,000	27,666	27,549	31,910

Total deposits	233,553	230,885	208,293
Short-term borrowings	27,454	30,468	31,021
Long-term debt	30,395	31,953	31,775
Other liabilities	12,446	11,845	9,038

Total liabilities	303,848	305,151	280,127
Shareholders’ equity
Preferred stock	3,694	2,606	1,930
Common stock	21	21	21
Capital surplus	8,168	8,238	8,215
Retained earnings	31,705	30,785	27,769
Less treasury stock	(6,744)	(6,472)	(6,089)
Accumulated other comprehensive income (loss)	(944)	(1,200)	(1,339)

Total U.S. Bancorp shareholders’ equity	35,900	33,978	30,507
Noncontrolling interests	1,014	993	828

Total equity	36,914	34,971	31,335

Total liabilities and equity	$340,762	$340,122	$311,462

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Total equity	$36,914	$34,971	$34,210	$33,341	$31,335
Preferred stock	(3,694)	(2,606)	(2,606)	(2,606)	(1,930)
Noncontrolling interests	(1,014)	(993)	(980)	(889)	(828)
Goodwill (net of deferred tax liability)	(8,233)	(8,239)	(8,265)	(8,300)	(8,317)
Intangible assets, other than mortgage servicing rights	(1,182)	(1,217)	(1,209)	(1,277)	(1,342)

Tangible common equity (a)	22,791	21,916	21,150	20,269	18,918
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	29,976	29,173	28,081	27,795	26,821
Trust preferred securities	(1,800)	(2,675)	(2,675)	(3,267)	(3,949)
Preferred stock	(3,694)	(2,606)	(2,606)	(2,606)	(1,930)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(686)	(687)	(695)	(695)	(694)

Tier 1 common equity using Basel I definition (b)	23,796	23,205	22,105	21,227	20,248

Tier 1 capital, determined in accordance with prescribed regulatory requirements using anticipated Basel III definition	27,578	25,636	24,902	23,931	21,855
Preferred stock	(3,694)	(2,606)	(2,606)	(2,606)	(1,930)
Noncontrolling interests of real estate investment trusts	(659)	(664)	(667)	(667)	(667)

Tier 1 common equity using anticipated Basel III definition (c)	23,225	22,366	21,629	20,658	19,258

Total assets	340,762	340,122	330,141	320,874	311,462
Goodwill (net of deferred tax liability)	(8,233)	(8,239)	(8,265)	(8,300)	(8,317)
Intangible assets, other than mortgage servicing rights	(1,182)	(1,217)	(1,209)	(1,277)	(1,342)

Tangible assets (d)	331,347	330,666	320,667	311,297	301,803

Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (e)	274,847 *	271,333	261,115	252,882	247,486

Risk-weighted assets using anticipated Basel III definition (f)	277,856 *	274,351	264,103	256,205	250,931

Ratios *
Tangible common equity to tangible assets (a)/(d)	6.9%	6.6%	6.6%	6.5%	6.3%
Tangible common equity to risk-weighted assets (a)/(e)	8.3	8.1	8.1	8.0	7.6
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(e)	8.7	8.6	8.5	8.4	8.2
Tier 1 common equity to risk-weighted assets using anticipated Basel III definition (c)/(f)	8.4	8.2	8.2	8.1	7.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

Note: Anticipated Basel III definitions reflect adjustments for changes to the related elements as proposed in December 2010 by regulatory authorities.